UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2013

DECISIONPOINT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54200	37-1644635
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8697 Research Drive
Irvine, CA 92618
(Address of principal executive offices) (Zip code)

(949) 465-0065
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2013 the Company appointed David Goodman, age 62, as its Chief Financial Officer. The Company’s current interim Chief Financial Officer, Paul Ross, will continue to serve as the Company’s principal financial and accounting officer for a transition period anticipated to last until approximately March 30, 2013.

On February 19, 2013, the Company entered into an employment agreement with Mr. Goodman. Pursuant to the employment agreement, Mr. Goodman will earn an annual base salary of $275,000 and will also be entitled to an annual bonus (“Annual Bonus”) in the gross amount of $150,000 (half of which will be payable in cash and half of which will be in stock at the option of the Company) for performance based upon achieving certain levels of profit to be mutually agreed upon with the Board of Directors in each year’s budget process and set forth in writing.

Mr. Goodman will also be entitled to earn an additional bonus of $50,000 if the Company exceeds the level of profit set forth by the Board.

The Company also granted Mr. Goodman options to purchase 50,000 shares of the Company’s common stock at an exercise price per share equal to $0.98, which was the closing bid price per share on the date of the employment agreement.  The stock options will vest over 3 years in three equal installments commenting on the first anniversary of the grant, provided that Mr. Goodman is employed by the Company on each anniversary date.

The term of the Agreement shall be from February 19, 2013 through February 19, 2014 unless terminated sooner pursuant to the employment agreement.  The Agreement shall renew automatically for successive one-year periods unless either party provides at least 30 days written notice of termination at the expiration of the term, unless terminated sooner pursuant to the Agreement.  After an initial six-month period of employment, severance payments will be as set forth in the employment agreement.

From 2010 to 2012, Mr. Goodman was the Chief Operating Officer and Chief Financial Officer of Mercury Capital Advisors, a start-up private equity backed global private placement and financial advisory firm.  From 2008 to 2010 Mr. Goodman was the executive Vice President and Chief Financial Officer of GoldenSource Corporation., a private equity backed  provider of enterprise data management (EDM) solutions to the financial services industry. From 2006 to 2008, Mr. Goodman was the Chief Financial Officer and Executive Director of Superscape Group, plc, a publicly traded technology and mobile game publishing company. From 2002 to 2006, Mr. Goodman was the International Finance Director and Senior VP Finance of  the international auction house, Christie’s International plc. Mr. Goodman received a B.A. in Political Science from Cornell University and an M.B.A. in Finance and Accounting from New York University Stern School of Business.  Mr. Goodman is a Certified Public Accountant in the State of New York. Mr. Goodman began his career in 1978 with PriceWaterhouseCoopers, rising to Senior Audit Manager.

There is no family relationship between Mr. Goodman and any other executive officer or director of the Company. In addition, Mr. Goodman  has not been involved in any transaction with the Company that would require disclosure under Item 404(a) of the Regulation S-K.

The foregoing description of the Employment Agreement between the Company and David Goodman is qualified in its entirety by reference to the full text of this Agreement, a copy of which is attached hereto as Exhibit 10.1 and which is incorporated herein in its entirety by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Employment Agreement between DecisionPoint Systems, Inc. and Dave Goodman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECISIONPOINT SYSTEMS, INC.

Dated: February 25, 2013	By:	/s/ Nicholas R. Toms
Name: Nicholas R. Toms
Title: Chief Executive Officer

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